Exhibit 10.17
Cardica, Inc.
Non-Employee Director Compensation
Effective January 11, 2007

	Annual	Per Board Meeting	Per Board Meeting
Position	Retainer	in Person	by Telephone
Board Chairman	$30,000	$2,000	$500

Audit Committee Chair	$17,500	$2,000	$500

Board Member	$10,000	$2,000	$500
Each non-employee director will only be entitled to one annual retainer fee. On January 11, 2007, each non-employee director was granted a fully-vested option to purchase 2,500 shares of Cardica, Inc. common stock, with each such option subject to a four year term. Each year, immediately following the Cardica, Inc. Annual Stockholders Meeting, each non-employee director will be granted a fully-vested option to purchase 2,500 shares of Cardica, Inc. common stock, with each such option subject to a four year term.